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                                                                 EXHIBIT (a)(xi)

                             SUNAMERICA SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being Vice President and Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Declaration of Trust, dated September 11, 1992, and by the affirmative vote of the entire Board of Trustees of the Trust by Unanimous Written Consent dated April 10, 2000, the following is hereby authorized:

         (1) That Venture Value Portfolio shall be renamed: Davis Venture Value Portfolio

         (2) That Utility Portfolio shall be renamed: Telecom Utility Portfolio

         The actions contained herein shall be effective as of April 10, 1999.

                                   By: /s/ ROBERT M. ZAKEM
                                       -------------------
                                       Robert M. Zakem
                                       Vice President and Assistant Secretary
                                       SunAmerica Series Trust